EXHIBIT 4.23

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Amendment”) is made as of August 13, 2008, and entered into by and among KIDS LINE, LLC, a Delaware limited liability company (“Kids Line”), SASSY, INC., an Illinois corporation (“Sassy”), LAJOBI, INC., a Delaware corporation (“LaJobi”), I & J HOLDCO, INC., a Delaware corporation (“I & J”), COCALO, INC., a California corporation (“CoCaLo”) (Kids Line, Sassy, LaJobi, I & J and CoCaLo referred to herein collectively as the “Borrowers” and individually as a “Borrower”), RUSS BERRIE AND COMPANY, INC., a New Jersey corporation, as the Loan Party Representative for the Borrowers (the “Loan Party Representative”), the “Lenders” (as defined in the Credit Agreement referred to below) party hereto and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, together with its successors and assigns, “LaSalle”), as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders party to the Credit Agreement defined below.

RECITALS

WHEREAS, the Borrowers, Loan Party Representative, the Lenders, certain other financial institutions as Lenders and the Administrative Agent have entered into the Credit Agreement dated as of April 2, 2008 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used in this Amendment and not defined in this Amendment shall be defined in accordance with the Credit Agreement), pursuant to which the Lenders have agreed to make loans and other financial accommodations, all upon the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrowers have requested that the Administrative Agent and the Required Lenders amend certain provisions of the Credit Agreement, all on the terms and subject to the conditions of this Amendment;

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1                                      Subject to the terms and conditions set forth in Article II of this Amendment, the Credit Agreement is hereby amended as follows:

Section 2.1.1                             Amendments to Section 1.1.

(a)                                  Section 1.1 of the Credit Agreement is hereby amended by replacing the definition of “EBITDA” in its entirety as follows:

EBITDA means, for any period, with respect to the Borrowers and their consolidated Subsidiaries on a consolidated basis, Consolidated Net Income for such period plus (minus), to the extent deducted (added) in determining such Consolidated Net Income, (i) Interest Expense, (ii) income tax expense, (iii) depreciation, (iv) amortization, (v) other non-cash charges (gains), (vi) if expensed, reasonable costs, expenses and fees incurred in connection with the negotiation, execution and delivery of the Loan Documents and the financings contemplated thereby, (vii) if expensed, reasonable costs, expenses and fees incurred in connection with the negotiation, execution and delivery of the Acquisition Documents and the transactions contemplated thereby, but not to exceed $5,000,000, in aggregate, (viii) if expensed, the reasonable fees and expenses paid to any Independent Director and incremental auditor’s fees and expenses relating to the preparation of separate audited financial statements of the Borrowers (distinct from those of the Parent) as required pursuant to Section 10.1.1(a) and (ix) non-cash transaction losses (gains) due solely to fluctuations in currency values, in each case, during such period.  It being agreed however that for purposes of calculating the Total Debt to EBITDA Ratios for Section 11.13.2 for Fiscal Quarters ending June 30, 2008 through and including December 31, 2008, EBITDA of the Borrowers (other than  Kids Line and Sassy and their consolidated Subsidiaries on a consolidated basis for which the following clauses (1) - (3) shall not apply) shall be calculated as follows: (1) EBITDA for the Computation Period ending June 30, 2008 shall be deemed to equal EBITDA for the Fiscal Quarter ended June 30, 2008 multiplied by 4, (2)  EBITDA for the Computation Period ending September 30, 2008 shall be deemed to equal EBITDA for the six (6) month period ending September 30, 2008 multiplied by 2, and (3) EBITDA for the Computation Period ending December 31, 2008 shall be deemed to equal EBITDA for the nine (9) month period ending December 31, 2008 multiplied by 1.33.

ARTICLE II  CONDITIONS TO EFFECTIVENESS

Section 2.1                                      Conditions Precedent.  This Amendment shall become effective (the “Effective Date”) on the date when all of the following conditions have been satisfied:

(a)                                  this Amendment shall have been signed by the Borrowers, the Loan Party Representative, the Administrative Agent and the Required Lenders;

(b)                                 as of the Effective Date, all representations and warranties of the Borrowers set forth herein shall be true and correct, and all representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents, in each case, as amended hereby, shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, all respects) and shall be deemed remade on such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, all respects) as to the date to which it relates;

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(c)                                  all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to the Administrative Agent; and

(d)                                 the Borrowers shall have provided such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent.

ARTICLE III  REAFFIRMATION.

The Loan Party Representative and each Borrower hereby expressly reaffirms and assumes all of their obligations and liabilities to the Administrative Agent and the Lenders as set forth in the Credit Agreement and the other Loan Documents and agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, grants of security interests and covenants contained in the Credit Agreement and the other Loan Documents, as such obligations and liabilities may be modified by this Amendment, as though the Credit Agreement and the other Loan Documents were being re-executed on the date hereof, except to the extent that such terms expressly relate to an earlier date.  The Loan Party Representative and each Borrower hereby ratifies, confirms and affirms without condition, all liens and security interests granted to the Administrative Agent pursuant to the Credit Agreement and the other Loan Documents and such liens and security interests shall continue to secure the Obligations under the Credit Agreement as amended by this Amendment, and all extensions, renewals, refinancings, amendments or modifications of any of the foregoing.

ARTICLE IV  MISCELLANEOUS

Section 4.1                                      Representations and Warranties.  The Borrowers hereby jointly and severally represent and warrant to the Administrative Agent that:

(a)                                  the Borrowers and the Loan Party Representative have the legal power and authority to execute and deliver this Amendment;

(b)                                 the officers of the Loan Party Representative and each of the Borrowers executing this Amendment have been duly authorized to execute and deliver the same and bind the Loan Party Representative and each of the Borrowers with respect to the provisions hereof;

(c)                                  the execution, delivery and performance by the Loan  Party Representative and each Borrower of this Amendment do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect, except such as would not have and reasonably could not be expected to have a Material Adverse Effect), (b) conflict with (i) any provision of law, (ii) the charter, by laws or other organizational documents of such Person or (iii) any material agreement, indenture, instrument or other material document, or any judgment, order or decree, which is binding upon the such Person or any of their respective properties or (c) require, or result in, the creation or imposition of

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any Lien on any asset of any Loan Party (other than Permitted Liens and Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).

(d)                                 no Unmatured Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof;

(e)                                  all representations and warranties made by the Loan Parties in the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the date of this Amendment to the same extent as though made on and as of such date, except to the extent that any thereof expressly relate to an earlier date;

(f)                                    neither the Loan Party Representative nor any of the Borrowers is aware of any claim or offset against, or defense or counterclaim to, the Loan Party Representative’s and each of the Borrowers’ obligations or liabilities under the Credit Agreement or any Loan Document; and

(g)                                 this Amendment and each document executed by the Loan Party Representative and each of the Borrowers in connection herewith constitute valid and binding obligations of the Loan Party Representative and the Borrowers, respectively, enforceable in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 4.2                                      Loan Documents Unaffected.  Except as herein otherwise specifically provided, all provisions of the Credit Agreement and the Loan Documents shall remain in full force and effect and are hereby affirmed, confirmed and ratified in all respects.  As of the Effective Date, all references to the Credit Agreement in the Credit Agreement or any other Loan Document shall be deemed to refer to the Credit Agreement as amended hereby.

Section 4.3                                      No Course of Dealing.  The Loan Party Representative and each of the Borrowers acknowledge and agree that (a) this Amendment is not intended to, nor shall it, establish any course of dealing between the Loan Party Representative, the Borrowers, the Administrative Agent and the Lenders that is inconsistent with the express terms of the Credit Agreement or any other Loan Document, and (b) notwithstanding any course of dealing between the Loan Party Representative, the Borrowers, the Administrative Agent and the Lenders prior to the date hereof, except as set forth herein, the Lenders shall not be obligated to make any Loan, except in accordance with the terms and conditions of this Amendment and the Credit Agreement.

Section 4.4                                      Attorney’s Fees and Costs.  The borrowers hereby agree to reimburse the Administrative Agent for all of its reasonable out-of-pocket legal fees and expenses incurred in the preparation and documentation of this Amendment and related documents.

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Section 4.5                                      Survival.  All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of the Loan Party Representative and the Borrowers under this Amendment shall survive the execution and delivery of this Amendment.

Section 4.6                                      No Waiver of Rights. No waiver shall be deemed to be made by any party hereunder of any of its rights hereunder unless the same shall be in writing signed on behalf of such party.

Section 4.7                                      Governing Law.  THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 4.8                                      Entire Agreement.  This Amendment sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements, and undertakings of every kind and nature among them with respect to the subject matter hereof.

Section 4.9                                      Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts and by facsimile signature, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

Section 4.10                                Severability Of Provisions; Captions; Attachments.  Wherever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Amendment.  Each schedule or exhibit attached to this Amendment shall be incorporated herein and shall be deemed to be a part hereof.

Section 4.11                                JURY TRIAL WAIVER.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AMENDMENT AND ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:

KIDS LINE, LLC, a Delaware limited liability
company

By:	/s/ Bruce Crain
Name:	Bruce Crain
Title:	Vice President

SASSY, INC., an Illinois corporation

By:	/s/ Bruce Crain
Name:	Bruce Crain
Title:	Vice President

LAJOBI, INC.,
a Delaware corporation

By:	/s/ Bruce Crain
Name:	Bruce Crain
Title:	Vice President

I & J HOLDCO, INC.,
a Delaware corporation

By:	/s/ Bruce Crain
Name:	Bruce Crain
Title:	Vice President

COCALO, INC.,
a California corporation

By:	/s/ Bruce Crain
Name:	Bruce Crain
Title:	Vice President

RUSS BERRIE AND COMPANY, INC., a New Jersey corporation, as Loan Party Representative

By:	/s/ Bruce Crain
Name:	Bruce Crain
Title:	Vice President

ADMINISTRATIVE AGENT:	LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

	By:	/s/ Erin M. Frey
	Name:	Erin M. Frey
	Title:	VP

REQUIRED LENDERS:	LASALLE BANK NATIONAL ASSOCIATION

	By:	/s/ Erin M. Frey
	Name:	Erin M. Frey
	Title:	VP

SOVEREIGN BANK

	By:	/s/ Christine Gerula
	Name:	Christine Gerula
	Title:	Senior Vice President

WACHOVIA BANK, N.A.

	By:	/s/ James Petronchak
	Name:	James Petronchak
	Title:	SVP

JP MORGAN CHASE BANK, N.A.

By:	/s/ Stephen Necel
Name:	Stephen Necel
Title:	Vice President

TD BANKNORTH, N.A.

By:	/s/ David Nicholson
Name:	David Nicholson
Title:	VP, Director

HSBC BANK USA, N.A.

By:
Name:
Title:

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Frank S Relly
Name:	Frank S. Relly
Title:	SVP

BANK OF THE WEST

By:	/s/ Sidney Jordan
Name:	Sidney Jordan
Title:	Vice President